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                                                                 EXHIBIT (10.15)

                        FIRST OAK BROOK BANCSHARES, INC.
                             PERFORMANCE BONUS PLAN
                             (Amended and Restated)


Article 1.     Establishment, Purpose and Duration

     The First Oak Brook Bancshares, Inc. Bonus Plan (the "Plan") is hereby established by First Oak Brook Bancshares, Inc. (the "Company"). The purpose of the Plan is to promote the success and enhance the value of the Company by providing the Executive Officers with the opportunity to earn additional bonus compensation based upon superior Company performance. The Plan and the grant of awards hereunder are expressly conditioned upon the Plan's approval by the stockholders of the Company. The Plan is adopted, subject to stockholder approval, effective as of January 1, 1996, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time, until December 31, 2000.


Article 2.     Administrator

     The Plan shall be administered by the Stock Option Advisory Committee of the Board of Directors of the Company, or such other committee designated by the Board comprised solely of two or more members who are "outside directors" with the meaning of Section 162(m) of the Code (the "Committee").


Article 3.     Eligibility

     Only those executive officers selected by the Committee shall be eligible to participate in the Plan. References herein to an "executive officer" shall refer to only those executive officers who have been selected for participation in the Plan.


Article 4.     Awards

     No later than March 31 of each calendar year, the Committee shall establish a minimum, maximum and range of targets (the "Targets") for the calendar year based on the Company's return on equity, return on assets, net income, market price of Company's Class A Common Stock relative to book value, market price of such Common Stock, and level of non-performing assets, in each case relative to peer institution performance, historical levels and/or other standards deemed appropriate by the Committee in light of the Company's objectives. The Committee shall also determine the bonus compensation awards which may be earned by the executive officers upon the Company's attainment of various levels of performance with respect to such Targets ("Award Opportunities"); provided, that no bonus shall be earned unless minimum performance with respect to at least three Targets is met for the calendar year. All Award Opportunities shall be a direct function of the

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Targets.

     No bonus shall be paid with respect to any calendar year, if, as of December 31 of such year, there has been an adverse change in the Company's regulatory status or capital position as determined by reference to standards relating to regulatory status and capital position established by the Committee at the time it established the Targets for such year.

     Promptly after each calendar year, the Committee shall certify as to whether any, all or a combination of the Targets for such year have been achieved; provided, that the Committee may, in its absolute discretion and based upon performance levels achieved through November 30 of a calendar year, certify achievement of all or any combination of the Targets and authorize payment of a portion of the bonus then expected to be earned. Following the post-year end certification, a final award shall be computed for each executive officer based upon the Award Opportunities for such year; provided, however, that any amount paid to the executive officer during such year pursuant to the first sentence of this paragraph shall be deducted from the final full-year award otherwise payable. In addition, the Committee may, in its sole discretion, decrease, but not increase, the amount of any award payable under the Plan.

     Notwithstanding the foregoing, no executive officer may receive, with respect to any calendar year, payments under the Plan aggregating more than two times such executive officer's base annual salary as in effect on the first day of such calendar year.


Article 5.     Payouts

     All awards shall be paid in cash.


Article 6.     Termination

     In the event an executive officer's employment is terminated by reason of death, disability or retirement or by the Company without cause, he shall receive a prorated payment, which shall be determined by the Committee, in its sole discretion, based upon the length of time he was included in the Plan during the calendar quarter and year then in progress. In the event the executive officer's employment is terminated for any other reason, all his rights to an award for the year then in progress shall be forfeited.


Article 7.     Amendment

     The Plan may be amended, modified or terminated by the Board of Directors of the Company, subject to the approval of the stockholders of the Company if required for compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

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Article 8.     Withholding

     The Company shall have the power and the right to deduct or withhold, or require the executive officer to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the executive officer's FICA obligations) required by law to be withheld with respect to any taxable event arising as a result of the Plan.


Article 9.     Beneficiaries

     The Committee shall establish such procedures as it deems appropriate for the executive officer to designate a beneficiary or beneficiaries to whom any amounts payable in the event of the executive officer's death are to be paid.


Article 10.    Miscellaneous

     The headings contained in the Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

     If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any provision hereby, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

     The Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the executive officers, and all rights granted to the Company hereunder, shall be binding upon the executive officer's heirs, legal representatives and successors.

     The Plan and all awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Illinois (other than its law respecting choice of law).

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